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                                                                      EXHIBIT 99

                                  PRESS RELEASE
                                  -------------
FOR IMMEDIATE RELEASE

DATE:        April 11, 2003
COMPANY:     Grand Central Financial Corp.
CONTACT:     David C. Vernon
PHONE:       330-532-1517
FAX:         330-532-3875


WELLSVILLE, OHIO-April 11, 2003 - Grand Central Financial Corp. (Nasdaq: GCFC) today announced financial results for the first quarter ended March 31, 2003.

Grand Central Financial Corp. (Grand Central), parent company of Central Federal Savings and Loan (Association), reported 2003 first quarter net loss of $1,123,000, after a pre-tax restructuring charge of $1,840,000, a decrease from the 2002 first quarter net income of $210,000. Basic and diluted earnings (loss) per share for the 2003 first quarter were ($.74) compared with $.13 for the same period in 2002, a decrease of 669%.

"These are one time charges designed to eliminate, in the future, the cost of the ESOP, the defined benefit pension plan and other costs associated with existing contracts." said David C. Vernon, Chairman and Chief Executive Officer.

The company also reported that Kelley L. Nanna, CPA, joined Grand Central as Treasurer on April 8, 2003. For the past eight years Ms. Nanna has been with KPMG LLP.

Net interest income decreased 12% during the 2003 first quarter compared with the first quarter of 2002. Decreases in the mortgage loan, consumer loan and investment portfolios, although offset by a decrease in interest bearing deposits and FHLB advances, contributed to the net interest income decrease. Non-interest income remained relatively consistent with the first quarter of 2002, while non-interest expense increased by 236% in comparison to the first quarter of 2002 primarily because of the pre-tax charge. The non-operating pre-tax restructuring charge of $1,840,000 resulted from termination of the Association's leveraged ESOP, pension plan, a supplemental Executive Retirement Agreement in connection with the retirement of William R. Williams as President effective April 23, 2003 and an agreement with John A. Rife, Executive Vice President and Treasurer.

Grand Central reported that annualized return on average assets for the first quarter of 2003 was (2.79%), compared with .48% for the first quarter of 2002. The annualized return on average shareholders' equity for the first quarter of 2003 was (17.85%) compared with 3.06% for the first quarter of 2002.


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Consolidated assets decreased 13% to $105.8 million at March 31, 2003, down
$15.1 million from March 31, 2002. Net loans decreased 28% to $59.8 million from $78.8 million as a result of the sale of single family mortgage loans. Consolidated liabilities decreased 13% to $89.4 million at March 31, 2003, down $13.3 million from March 31, 2002. Borrowings were $11.3 million at March 31, 2003, compared with $25.4 million one year ago, down 56%, attributable to decreases in Federal Home Loan Bank advances of $7.1 million and loans payable of $7 million.

At March 31, 2003, shareholders' equity was $16.4 million, down $1.8 million or 10% from one year ago; and book value per share declined to $6.61 versus $7.23 per share at March 31, 2002. The Association continues to exceed all applicable regulatory capital requirements. Under Federal Deposit Insurance Corporation
(FDIC) guidelines, the Association is categorized as "well capitalized" which is the highest rating category available.

On March 21, 2003, Grand Central's Board of Directors declared a first-quarter cash dividend of $0.09 per share. The cash dividend was paid on April 7, 2003, to shareholders of record on April 7, 2003.

Grand Central's Annual Meeting of Shareholders will be held at 10:00 a.m. (EST) on April 23, 2003 at East Liverpool Motor Lodge, 2340 Dresden Avenue, East Liverpool, Ohio. The Grand Central 2002 financial performance is included in its 2002 Annual Report, which was released in March 2003.

FINANCIAL HIGHLIGHTS
(In thousands, except per share data; unaudited)

                                                           Three months ended March 31,
                                              --------------------------------------------------------
                                                                                         Percent
                                                    2003                2002              Change
                                                    ----                ----              ------
Net interest income                                  $867                $988            (12.25%)
Net income (loss)                                 ($1,123)               $210           (434.76%)
Earnings (loss) per share, basic                    ($.74)               $.13           (669.23%)
Earnings (loss) per share, diluted                  ($.74)               $.13           (669.23%)
Dividends per share declared                          $.09               $.09               --
Return on average assets                             (4.25%)              .73%          (482.19%)
Return on average equity                            (27.44%)             4.58%          (499.13%)
Net interest margin                                   3.36%              3.50%            (4.00%)
Total assets                                      $105,794           $115,434             (8.35%)
Net loans                                          $60,359            $66,399             (9.10%)
Total deposits                                     $75,531            $77,004             (1.91%)
Borrowings                                         $11,304            $19,025            (40.58%)
Total shareholder's equity                         $16,376            $18,298            (10.50%)


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ABOUT GRAND CENTRAL

Grand Central Financial Corp. was organized as a Delaware corporation in September 1998 as the holding company for Central Federal Savings and Loan in connection with its conversion from a mutual to stock organization. Central Federal Savings and Loan is a community-oriented savings institution which was originally organized in 1892.

This release contains certain forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements to be subject tot he safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals and objectives. Our actual results may differ materially from these statements. Although we believe the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our company or by any person that the future events, plans or expectations contemplated by our company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.


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